PRESS RELEASE                        Source: Advantage Capital Development Corp.

ADVANTAGE CAPITAL DEVELOPMENT CORP. PORTFOLIO COMPANY
ANNOUNCES FIRST ACQUISITIONS

GLOBAL IT HOLDINGS COMPLETES $3 MILLION ACQUISITION OF 25 YEAR OLD METRO NEW YORK-BASED IT STAFFING COMPANIES

MIAMI, Sept. 28, 2004 -- Advantage Capital Development Corp. (OTC Pink Sheets:
AVCP ), formerly CEC Industries Corp., announced today that its first portfolio company, Global IT Holdings Inc. has completed a $3 million acquisition of the assets of Platinum IT Consulting and its associated company Parker Clark Data Processing. The two profitable companies, which have served the New York and New Jersey markets for 25 years, have combined annual revenues in excess of $5 million. The acquisition included investments from Advantage Capital and another institutional fund as well as asset based financing.

Advantage Capital Development Corp. recently announced it had received a 15 percent equity stake in Global IT Holdings as part of an investment made into Global in the form of a $500,000 senior secured debenture. Global's business plan calls for the acquisition of IT staffing companies with good name recognition in their respective markets and a history of profitability.

"These two companies, with their respective blue-chip client lists and sound operating histories will provide us with an outstanding platform to build on our business model of selectively acquiring IT staffing companies," said Lloyd Glick, president of Global IT Holdings, Inc. "With IT capital budgets becoming more bottom line oriented in corporate America combined with the growing movement to outsource these functions we believe there are exceptional growth opportunities for those companies that can capitalize on this trend."

"We were very impressed with the vision and direction of Global IT Holdings," said Jeffrey Sternberg, president of Advantage Capital Development Corp. "They have identified a highly-profitable growth industry and are taking a very strategic approach to becoming a significant entity in the industry. Certainly, this is the type of investment Advantage Capital Development Corp. believes will create long-term value for our shareholders."

The Company recently changed its name to Advantage Capital Development Corp. to better reflect its new business operations as a regulated business development company (BDC). To affect its business plan, the Company recently closed on a transaction for $1 million in debt financing as part of the first phase of its capital raise. The funds were provided by an institutional investor. The Company said it is in the process of raising equity capital to finance additional investment opportunities that it is currently evaluating which meet the criteria set forth by its Board of Directors.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the Company is detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

Contact: Peter Nasca 312-421-0723


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Source: Advantage Capital Development Corp.